Exhibit 99.1

For Release: October 18, 2005	For Further Information:

Steven R. Lewis, President & CEO
Paul S. Musgrove, CFO
(330) 373-1221

First Place Financial Corp. Reports First Quarter 2006 Earnings of $6.2 Million, Up 29.6%;

Second Quarter Dividend of $0.14 Declared

Highlights

•	Net income for first quarter fiscal 2006 increased 29.6% over first quarter fiscal 2005, to $6.2 million. Earnings per share increased 27.3% comparing the same periods.

•	Commercial loan balances grew at an annualized rate of 14.7% during the quarter; all growth was organic.

•	Mortgage banking originations volume reached record levels and increased 6.4% over the preceding quarter and 23.9% over prior-year first quarter.

•	Annualized asset growth was 9.7% for the quarter and 12.3% for the preceding 12 months.

•	Organic deposit growth was $36 million during the quarter, which is an annualized growth rate of 8.3%.

•	Board of Directors declared a $0.14 per share cash dividend.

Summary

Warren, Ohio, October 18, 2005 — First Place Financial Corp. (Nasdaq: FPFC) reported net income of $6.2 million for the quarter ended September 30, 2004 compared with $4.8 million for the quarter ended September 30, 2005, an increase of 29.6%. Diluted earnings per share were $0.42 for the current period compared with $0.33 for the prior-year period, an increase of 27.3%. Return on average equity for the first quarter of fiscal 2006 was 10.23% compared with 8.44% for the first quarter of fiscal 2005. Return on average tangible equity for the current period was 14.46% compared with 12.62% for the prior-year period. Current quarter results were also favorable compared to the preceding quarter. First quarter net income of $6.2 million and diluted earnings per share of $0.42 were increases of 3.6% and 2.4%, respectively, over net income of $6.0 million and diluted earnings per share of $0.41 for the quarter ended June 30, 2005.

Commenting on these results, Steven R. Lewis, President and CEO, said, “We are pleased to report our fifth consecutive quarter of core earnings growth. (See the explanation of core earnings on page four of this release and the reconciliation of GAAP net income to core earnings on page seven of this release.) Our diversified balance sheet has enabled us to weather rising rates without net interest margin compression, while our recent geographic expansion initiatives in the Midwest and focus on relationship banking have continued to drive revenue growth. We remain committed to improving our profitability as we continue to expand our banking franchise through strategic acquisitions and de novo branching.” Mr. Lewis continued, “While we have transitioned to a more commercial bank-like profile in recent years, our mortgage banking expertise continues to provide significant value to our business and balance to our performance. Our expansion initiatives have enabled us to achieve strong mortgage origination growth this past quarter, and mortgage banking income more than doubled from the prior-year first quarter.”

Revenue

Net interest income for the first quarter of fiscal year 2006 increased 15.9% over the first quarter of fiscal year 2005, to $19.4 million. The increase reflected 13.9% growth in average earning assets and a five basis point improvement in the net interest margin, to 3.35% compared with the prior year first quarter. Mr. Lewis commented, “Our strategies have achieved stability in our net interest margin over the past twelve months. A balanced asset mix and a stable source of funds, both of which were greatly enhanced by our May 2004 acquisition of Franklin Bancorp Inc., have enabled us to maintain a healthy net interest margin in the face of rising short-term rates and a flattening yield curve.”

Noninterest income for the first quarter of fiscal year 2006 increased $1.6 million or 30.0% to $6.9 million from $5.3 million for the prior-year period. Mortgage banking income, consisting of net gains on sale of loans and loan servicing income, represented $1.3 million of the increase in noninterest income. Other income – bank increased $0.5 million in the current quarter compared with the prior year quarter due to increases in revenue from letters of credit, merchant services and ATM activity. There were no gains from the sale of securities in the current quarter compared to gains of $0.3 million in the same quarter in the prior year.

Residential mortgage loan originations were $420 million for the quarter ended September 30, 2005, up from $395 million for the preceding quarter and up from $339 million from the prior year first quarter. Current quarter originations were also at the highest level in the Company’s history. Mr. Lewis commented, “I congratulate our mortgage banking personnel on an excellent quarter. It is a great accomplishment to originate record levels of loans in a period when interest rates are rising.” Gain on sale of loans for the current quarter was $1.9 million, up from $1.5 million in the preceding quarter and up from $0.7 million in the prior year quarter.

Noninterest Expense

Noninterest expense for the first quarter of fiscal year 2006 increased $1.2 million or 8.2% to $16.1 million compared with the first quarter of fiscal year 2005. The majority of that increase was in salaries and benefits which increased $0.8 million or 12.2% to $7.8 million due to additional personnel at new locations, increases in commissions from increased levels of business and increases in health insurance costs. For the quarter ended September 30, 2005, noninterest expense as a percent of average assets was 2.51% compared with 2.58% for the fourth quarter of fiscal 2005 and 2.57% for the first quarter of the prior year. The efficiency ratio for the quarter ended September 30, 2005 was 60.5% compared with 63.1% for the preceding quarter and 66.6% for the first quarter of the prior fiscal year. Mr. Lewis added, “Our excellent results this quarter were due in part to our success in controlling noninterest expense so that it grew more slowly than other aspects of our business.”

Asset Quality

Nonperforming assets were $18.4 million at September 30, 2005, or 0.72% of total assets up from $15.6 million, or 0.62% of total assets at June 30, 2005, and up from $14.9 million or 0.65% of assets at September 30, 2004. The increase in nonperforming assets of $2.8 million during the current quarter was composed of $0.8 million of 1-4 family loans, $1.2 million of commercial loans and $0.8 million of consumer loans. Consistent with the increase in nonperforming loans, the provision for losses on loans for the current quarter increased to $1.4 million compared with $0.9 million in the preceding quarter and $0.3 million in the prior year first quarter. Mr. Lewis commented, “While we are disappointed whenever nonperforming assets increase, we also recognize that our nonperforming loans are well secured based on the nature of their collateral. More than 70% of our nonperforming loans are secured by single family residences, which provide an excellent opportunity to realize substantially all of our asset balance if liquidation becomes necessary. As a result, we have been able to maintain charge-offs at historically low levels and our allowance for loan losses remains strong.” Charge-offs for the current quarter were $0.4 million which represent an annualized ratio of charge-offs to average loans of 0.09% which compares favorably with the rate of 0.11% for all of fiscal 2005. The ratio of the allowance for loan losses to total loans is 1.02% as September 30, 2005 compared with 1.00% at June 30, 2005.

Balance Sheet Activity

Assets totaled $2.560 billion at September 30, 2005, an increase of $61 million or 2.5% from June 30, 2005. Asset growth for the quarter on an annualized basis was 9.7%. Actual asset growth over the preceding 12 months was $280 million or 12.3%. Loan growth accounted for the majority of the growth in assets. Portfolio loans totaled $1.880 billion at September 30, 2005, an increase of $49 million or 2.7% increase from $1.831 billion at June 30, 2005. Of this total, commercial loans increased $27 million, or 3.7%, to $743 million. This was growth at an annualized rate of 14.7%. Commercial loans now constitute 39.5% of the loan portfolio. During the first quarter of fiscal 2006, mortgage loans increased $2 million, or 0.3%, to $830 million; virtually all residential mortgage loans are originated for sale, resulting in substantial noninterest income and minimizing the interest rate risk that results from holding fixed rate mortgages. Consumer loans increased $20 million, or 7.0%, to $308 million. More than 80% of consumer loans are secured by single-family residences. These loans include home equity loans and lines, and second mortgages.

Deposits totaled $1.755 billion at September 30, 2005, an increase of $46 million since June 30, 2005. That increase consisted of $36 million in organic growth and $10 million of growth in brokered deposits. Total growth in deposits for the quarter was 2.7% or at an annualized rate of 10.6%. Organic growth in deposits for the quarter was 2.1% or at an annualized rate of 8.3%. During the current quarter the Company issued additional junior subordinated debentures which doubled that funding source to $62 million from $31 million at the beginning of the quarter. The growth in deposits and the additional junior subordinated debentures allowed the Company to reduce borrowings by $24 million during the quarter.

Shareholders’ equity remains strong; it grew $5 million or 2.0% during the quarter, reaching $241 million, equivalent to 9.43% of total assets, at September 30, 2005. There were no purchases of treasury stock during the quarter.

Board Actions

At its regular meeting held October 18, 2005, the Board of Directors declared a per share cash dividend of $0.14 for the second fiscal quarter of 2006, payable on November 10, 2005 to shareholders of record as of the close of business on October 27, 2005. The date of the annual shareholders’ meeting is October 27, 2005.

About First Place Financial Corp.

First Place Financial Corp., a $2.6 billion financial services holding company based in Warren, Ohio, is the largest publicly-traded thrift headquartered in Ohio. First Place Financial Corp. includes First Place Bank, with 21 retail locations, 2 business financial service centers and 11 loan production offices; Franklin Bank, a division of First Place Bank, with 5 retail locations and 4 loan production offices; First Place Insurance Agency, Ltd.; Coldwell Banker First Place Real Estate, Ltd.; TitleWorks Agency, LLC and APB Financial Group, Ltd., an employee benefit consulting firm and specialists in wealth management services for businesses and consumers. Additional information about First Place Financial Corp. may be found on the Company’s web site: www.firstplace.net.

Explanation of Certain Non-GAAP Measures

This press release contains certain financial information determined by methods other than with Generally Accepted Accounting Principles (GAAP). Specifically, we have provided financial measures which are based on core earnings rather than net income. Ratios and other financial measures with the word “core” in their title were computed using core earnings rather than net income. Core earnings excludes merger, integration and restructuring expense; extraordinary income or expense; income or expense from discontinued operations; and income, expense, gains and losses that are not reflective of ongoing operations or that we do not expect to reoccur. We believe that this information is useful to both investors and to management and can aid them in understanding the Company’s current performance, performance trends and financial condition. While core earnings can be useful in evaluating current performance and projecting current trends into the future, we do not believe that core earnings are a substitute for GAAP net income. We encourage investors and others to use core earnings as a supplemental tool for analysis and not as a substitute for GAAP net income. Our non-GAAP measures may not be comparable to the non-GAAP measures of other companies. In addition, future results of operations may include nonrecurring items that would not be included in core earnings. A reconciliation from GAAP net income to the non-GAAP measure of core earnings is shown in the consolidated financial highlights.

Forward-Looking Statements

When used in this press release, or future press releases or other public or shareholder communications, in filings by First Place Financial Corp. (the Company) with the Securities and Exchange Commission, or in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the Company’s actual results to be materially different from those indicated. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the market areas the Company conducts business, which could materially impact credit quality trends, changes in laws, regulations or policies of regulatory agencies, fluctuations in interest rates, demand for loans in the market areas the Company conducts business, and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three months ended September 30,		Percent Change
(Dollars in thousands, except share data)	2005	2004
Interest income	$34,791	$27,831	25.0%
Interest expense	15,360	11,067	38.8

Net interest income	19,431	16,764	15.9

Provision for loan losses	1,355	307	341.4

Net interest income after provision for loan losses	18,076	16,457	9.8

Noninterest income
Service charges	1,368	1,380	(0.9)
Net gains (losses) on sale of securities	—	304	(100.0)
Net gains on sale of loans	1,883	737	155.5
Loan servicing income (loss)	166	(21)	N/M
Other income – bank	1,769	1,244	42.2
Other income – non-bank	1,716	1,667	2.9

Total noninterest income	6,902	5,311	30.0

Noninterest expense
Salaries and employee benefits	7,796	6,950	12.2
Occupancy and equipment	2,418	2,413	0.2
Professional fees	818	561	45.8
Loan expenses	655	539	21.5
Marketing	624	674	(7.4)
Franchise taxes	91	505	(82.0)
Amortization of intangible assets	944	958	(1.5)
Other	2,720	2,242	21.3

Total noninterest expense	16,066	14,842	8.2

Income before income taxes	8,912	6,926	28.7
Provision for income taxes	2,745	2,169	26.6

Net income	$6,167	$4,757	29.6%

SHARE DATA:
Basic earnings per share	$0.43	$0.33	30.3%
Diluted earnings per share	$0.42	$0.33	27.3
Cash dividends per share	$0.14	$0.14	—
Average shares outstanding - basic	14,473,284	14,416,709	0.4
Average shares outstanding - diluted	14,709,722	14,632,074	0.5

N/M	– Not meaningful

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands)	September 30, 2005	June 30, 2005
	(Unaudited)
ASSETS
Cash and due from banks	$64,759	$52,549
Securities available for sale	294,763	296,314
Loans held for sale	138,939	145,053
Loans
Mortgage and construction	829,550	827,151
Commercial	742,511	715,903
Consumer	308,372	288,067

Total loans	1,880,433	1,831,121
Less allowance for loan losses	19,194	18,266

Loans, net	1,861,239	1,812,855
Federal Home Loan Bank stock	30,922	30,621
Premises and equipment, net	22,354	21,367
Goodwill	55,173	55,076
Core deposit and other intangibles	14,337	15,282
Other assets	77,806	69,826

Total assets	$2,560,292	$2,498,943

LIABILITIES
Deposits
Non-interest bearing checking	$228,642	$235,840
Interest bearing checking	118,667	110,774
Savings	193,052	195,203
Money market	452,478	441,134
Certificates of deposit	762,066	726,388

Total deposits	1,754,905	1,709,339
Securities sold under agreements to repurchase	38,377	36,946
Borrowings	430,752	455,206
Junior subordinated debentures owed to unconsolidated subsidiary trusts	61,857	30,929
Other liabilities	32,932	29,867

Total liabilities	2,318,823	2,262,287

SHAREHOLDERS’ EQUITY	241,469	236,656

Total liabilities and shareholders’ equity	$2,560,292	$2,498,943

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	Most Recent Five Quarters
(Dollars in thousands except per share data)	FY 2006 1st Qtr	FY 2005 4th Qtr	FY 2005 3rd Qtr	FY 2005 2nd Qtr	FY 2005 1st Qtr
EARNINGS (GAAP)
Tax equivalent net interest income	$19,650	19,358	18,819	17,734	16,982
Net interest income	$19,431	19,139	18,600	17,509	16,764
Provision for loan losses	$1,355	925	906	1,371	307
Noninterest income	$6,902	6,072	7,400	1,096	5,311
Noninterest expense	$16,066	16,035	15,749	14,920	14,842
Net income	$6,167	5,955	6,590	1,636	4,757
Basic earnings per share	$0.43	0.41	0.46	0.11	0.33
Diluted earnings per share	$0.42	0.41	0.45	0.11	0.33

PERFORMANCE RATIOS (annualized) (GAAP)
Return on average assets	0.96%	0.96%	1.11%	0.28%	0.82%
Return on average equity	10.23%	10.18%	11.64%	2.88%	8.44%
Return on average tangible assets	0.99%	0.99%	1.14%	0.28%	0.85%
Return on average tangible equity	14.46%	14.63%	16.95%	4.26%	12.62%
Net interest margin, fully tax equivalent	3.35%	3.35%	3.37%	3.30%	3.30%
Efficiency ratio	60.51%	63.05%	60.07%	79.23%	66.57%
Noninterest expense as a percent of average assets	2.51%	2.58%	2.65%	2.52%	2.57%

RECONCILIATION OF NET INCOME TO CORE EARNINGS
GAAP net income	$6,167	5,955	6,590	1,636	4,757
Merger, integration and restructuring costs, net of tax	$—	—	—	—	—
Other than temporary impairment of securities, net of tax	$—	—	—	3,410	—
Tax-free proceeds from executive life insurance policy	$—	—	(1,005)	—	—
Core earnings	$6,167	5,955	5,585	5,046	4,757

CORE EARNINGS
Core earnings	$6,167	5,955	5,585	5,046	4,757
Basic core earnings per share	$0.43	0.41	0.39	0.35	0.33
Diluted core earnings per share	$0.42	0.41	0.38	0.35	0.33

CORE PERFORMANCE RATIOS (annualized)
Core return on average assets	0.96%	0.96%	0.94%	0.85%	0.82%
Core return on average equity	10.23%	10.18%	9.86%	8.89%	8.44%
Core return on average tangible assets	0.99%	0.99%	0.97%	0.88%	0.85%
Core return on average tangible equity	14.46%	14.63%	14.37%	13.14%	12.62%
Core net interest margin, fully tax equivalent	3.35%	3.35%	3.37%	3.30%	3.30%
Core efficiency ratio	60.51%	63.05%	62.46%	61.97%	66.57%
Core noninterest expense as a percent of average assets	2.51%	2.58%	2.65%	2.52%	2.57%

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	Most Recent Five Quarters
(Dollars in thousands except per share data)	FY 2006 1st Qtr	FY 2005 4th Qtr	FY 2005 3rd Qtr	FY 2005 2nd Qtr	FY 2005 1st Qtr
CAPITAL
Equity to total assets at end of period	9.43%	9.47%	9.32%	9.55%	9.91%
Tangible equity to tangible assets	6.90%	6.85%	6.61%	6.72%	6.91%
Book value per share	$16.02	15.75	15.41	15.20	15.07
Tangible book value per share	$11.41	11.07	10.62	10.37	10.18
Period-end market value per share	$22.17	20.09	18.30	22.39	20.00
Dividends declared per common share	$0.14	0.14	0.14	0.14	0.14
Common stock dividend payout ratio	33.33%	34.15%	31.11%	127.27%	42.42%
Period-end common shares outstanding (000)	15,077	15,026	14,997	14,989	14,986
Average basic shares outstanding (000)	14,473	14,417	14,382	14,350	14,417
Average diluted shares outstanding (000)	14,710	14,639	14,629	14,625	14,632

ASSET QUALITY
Net charge-offs (recoveries)	$427	547	602	843	(222)
Annualized net charge-offs (recoveries) to average loans	0.09%	0.12%	0.14%	0.20%	(0.06)%
Nonperforming loans (NPLs)	$15,326	12,605	12,186	11,644	10,795
NPLs as a percent of total loans	0.82%	0.69%	0.70%	0.67%	0.68%
Nonperforming assets (NPAs)	$18,443	15,611	15,052	14,584	14,859
NPAs as a percent of total assets	0.72%	0.62%	0.61%	0.61%	0.65%
Allowance for loan losses	$19,194	18,266	17,888	17,584	17,056
Allowance for loan losses as a percent of loans	1.02%	1.00%	1.03%	1.02%	1.08%
Allowance for loan losses as a percent of NPLs	125.24%	144.91%	146.79%	151.01%	158.00%

MORTGAGE BANKING
Mortgage originations	$419,900	394,700	319,300	333,900	338,900
Net gains on sale of loans	$1,883	1,495	1,934	1,687	737
Mortgage servicing portfolio	$2,302,874	2,100,689	1,880,773	1,791,485	1,664,039
Mortgage servicing rights	$23,250	21,013	18,797	18,053	16,844
Mortgage servicing rights valuation (loss) recovery	$247	(126)	(72)	39	(182)
Mortgage servicing rights / Mortgage servicing portfolio	1.01%	1.00%	1.00%	1.01%	1.01%

END OF PERIOD BALANCES
Loans	$1,880,433	1,831,121	1,736,668	1,732,059	1,583,935
Assets	$2,560,292	2,498,943	2,479,867	2,385,302	2,280,241
Deposits	$1,754,905	1,709,339	1,657,934	1,577,659	1,529,038
Shareholders’ equity	$241,469	236,656	231,103	227,835	225,861
Tangible shareholders’ equity	$171,959	166,298	159,240	155,434	152,508

AVERAGE BALANCES
Loans	$1,850,254	1,795,003	1,729,792	1,662,997	1,533,801
Earning assets	$2,345,365	2,309,944	2,231,921	2,146,739	2,059,310
Assets	$2,536,719	2,492,498	2,413,205	2,350,255	2,289,402
Deposits	$1,737,768	1,690,508	1,619,214	1,569,823	1,543,838
Shareholders’ equity	$239,182	234,685	229,637	225,278	223,714
Tangible shareholders’ equity	$169,240	163,338	157,651	157,418	149,903